EXHIBIT 10.24




March 26, 2001



Terry Cooke
President & CEO
Power Photo Kiosks Inc.
181 Whitehall Drive
Markham, On. Canada  L3R 9T1



Dear Terry:

We appreciate the opportunity to submit this Letter of Engagement under which Peyser Associates, Incorporated would provide government relations services to your organization. Not only does this project sound exciting , it will provide Peyser Associates the opportunity to utilize its contacts both in the public and private sectors. This letter will outline the scope of services to be provided and discuss our fees.

Scope of Services

The services to be provided will assist your organization in their efforts to develop a focused campaign aimed at identifying and accessing agencies at the federal, state and local levels. We will provide access to decision makers at each level of government and suggest the best approach and time frame to accomplish your needs. Secondly, we will target private sector firms that are either within our existing client base and/or those jointly identified by our two firms that possess the greatest potential for success.

A specific marketing plan will be developed in a meeting between our two firms, at which time government agencies and private sector firms will be targeted and a time frame attached to penetrate each target.

Assessment - Peyser Associates will undertake an evaluation of the programmatic and political processes with respect to the various levels of government and assist you in determining the critical path to accomplish your goals including the identification of pitfalls as well as opportunities to fast -track the efforts. During this initial effort, we will also identify the key agency personnel who will make decisions at various points during the process. At the same time, we will evaluate the needs of private sector clients and contacts with respect to their potential as well as the appropriate level of access.


Identification of Opportunities - We will provide comprehensive guidance on identifying opportunities available to your organization from various federal agencies, other governmental agencies and the private sector.

Master Planning - We will assist you with the development of an agenda, including prioritized elements, proposed time schedules, assessment of the potential opportunity and all pertinent information with respect to the project.

Strategic Advice - We will advise your organization on the best timing and approach with regard to achieving specific project results.


Monitoring Developments - We will monitor all contacts made and conduct all necessary follow up.

Advocacy - We will represent your organization before all agencies; federal, state and other entities so designated.

To accommodate the initial ramp up phase, the following items have been targeted and agreed to by both parties:

Quarter One:  The identification of firms both public and private.
          Selection of the appropriate number; determined mutually in terms of resources and the ability to perform, assuming we're successful. The appropriate number probably in the 3-5 range.

Examples of contacts that we can access:
          Greyhound Lines; Various Airlines and airport authorities; Amtrak; the State of Georgia, including all facilities both sports and recreational; Cities around the country that possess a direct relationship with facilities; U.S. Postal Service


Effective Period

We propose that this contract begin April 1, 2001 and extend for a period of one year. Either party has the option to terminate the agreement with thirty days written notice.

Fees

We propose a monthly retainer of $6500 that would commence on April 1, 2001, for a period of one year and relate directly to the services listed. Invoices will be sent at the end of each month. Expenses such as long distance telephone, postage, delivery services and copying would be included in the monthly retainer. Any travel and entertainment expenses would be reimbursable separate and apart from the monthly retainer. Michael Bucciero will be the contract manager and other members of the firm will provide services as needed.

For any contract that is consummated in part or whole through the efforts of Peyser Associates, the following has been agreed to; Peyser Associates or its designee shall receive a fee of 10%. Peyser Associates shall also receive a fee of 3% of the total dollar amount relating to the development and construction of a manufacturing facility in Bibb Co., Ga.; and for said efforts also receive a percent in stock of Power Photo Kiosks Inc. to be mutually agreed upon by both parties.

Once again, thank you for the opportunity to work with you. We look forward to a productive year working together to accomplish the goals of this project.

Sincerely,


/s/ Michael A. Bucciero, Jr.
Michael A. Bucciero, Jr.
Peyser Associates, Inc.

AGREED TO:


/s/ Terry Cooke
Terry Cooke
Power Photo Kiosks Inc.